Appendix 4E

Preliminary final report

Period ending 31 March 2004

This preliminary final report is provided to the ASX under Listing Rule 4.3A

Unaudited pro forma financial information for the year ended 31 March 2003

Rinker Group Limited (“Rinker”) and its subsidiaries (“the Rinker group”) demerged from CSR Limited (“CSR”) in accordance with an order of the Federal Court made on 28 March 2003. Rinker’s shares were first traded on the Australian Stock Exchange (“ASX”) on 31 March 2003.

In anticipation of Rinker’s demerger from CSR, a number of heavy building material businesses were transferred to Rinker group companies at different times during the financial year ended 31 March 2003. In addition, a number of sugar and light building products businesses were transferred out of the Rinker group at different times during that year. As a consequence, the results of the Rinker group as a statutory entity for the year ended 31 March 2003 do not reflect the businesses that comprised the Rinker group on demerger.  Accordingly, in addition to preparing statutory financial information for the financial year ended 31 March 2003, unaudited pro forma financial information has been prepared as though the businesses transferred between CSR and the Rinker group, and which formed part of the Rinker group at 31 March 2003, had operated within the Rinker group for the financial year ended 31 March 2003.

In comparing the results for the financial year ended 31 March 2004 with the results for the financial year ended 31 March 2003, the directors believe it is meaningful for readers to make that comparison using the unaudited pro forma financial information for the year ended 31 March 2003.  The unaudited pro forma financial information set out at sections 15 to 18 below forms the basis for comparison in section 2 below.  Sections 3 to 14 include statutory financial information for the years ended 31 March 2003 and 31 March 2004.

1. Details of the reporting period and the previous corresponding period

Name of entity: Rinker Group Limited

ABN or equivalent company reference	Reporting period	Previous corresponding period

53 003 433 118	Year ended 31 March 2004	Year ended 31 March 2003

2. Results for announcement to market

		Actual US$m 2004	Unaudited Pro Forma US$m 2003	Actual A$m 2004	Unaudited Pro Forma A$m 2003

2.1	Revenues from ordinary activities	3,749.7	3,029.4	5,400.9	5,362.2
	Percentage increase on previous period	23.8%		0.7%

2.2	Profit from ordinary activities after tax attributable to members	295.6	215.7	426.8	381.6
	Percentage increase on previous period	37.0%		11.8%

2.3	Net profit attributable to members of Rinker	295.6	215.7	426.8	381.6
	Percentage increase on previous period	37.0%		11.8%

2.4	Dividends	Amount per security	Franked amount per security

	Interim dividend (paid 15 December 2003)	6 cents (A$) per share	100%

	Final dividend (2004)(a)	8 cents (A$) per share	100%

2.5	Record date for determining entitlements to the final dividend		11 June 2004

2.6

Previous corresponding period results represent unaudited pro forma financial information for the year ended 31 March 2003 prepared on a carve-out basis, as if Rinker had been a separate economic entity during the year ended 31 March 2003.

(a)                                  The final dividend in respect of ordinary shares for the year ended 31 March 2004 has not been recognised in the financial report because it was declared after 31 March 2004.

Statutory Financial Information

3. Consolidated statement of financial performance

Rinker Group Limited and its controlled entities

Year ended 31 March	Note	US$ million 2004	US$ million 2003	A$ million 2004	A$ million 2003
Trading revenue - sale of goods		3,706.2	2,661.6	5,339.5	4,680.0
Cost of sales		(2,158.4)	(1,583.1)	(3,110.0)	(2,775.5)
Warehouse and distribution costs		(690.8)	(496.1)	(994.1)	(876.4)
Selling, general and administrative costs		(367.8)	(245.3)	(528.6)	(432.6)
Share of partnership net income		12.1	0.5	17.1	0.9
Share of associate entities net profit		2.9	9.4	4.9	16.3
Operating profit		504.2	347.0	728.8	612.7
Other revenue from ordinary activities	3.1	31.7	198.2	44.8	343.1
Other expenses from ordinary activities	3.1	(43.3)	(70.7)	(60.5)	(117.6)
Dividend income from others		0.1	0.1	0.2	0.2
Profit from ordinary activities before finance and income tax expense		492.7	474.6	713.3	838.4
Interest income		11.7	1.1	16.4	1.8
Borrowing costs		(58.9)	(71.7)	(85.2)	(126.2)
Profit from ordinary activities before income tax expense		445.5	404.0	644.5	714.0
Income tax expense relating to ordinary activities		(148.8)	(104.4)	(216.2)	(186.6)
Net profit		296.7	299.6	428.3	527.4
Net profit attributable to outside equity interests		(1.1)	(2.3)	(1.5)	(4.2)
Net profit attributable to members of Rinker Group Limited		295.6	297.3	426.8	523.2
Increase (decrease) in foreign currency translation reserve arising on translation of self-sustaining foreign operations		190.6	0.8	(410.2)	(234.0)
Adjustment to opening retained earnings on adoption of revised AASB 1028 “Employee Benefits”		(1.0)	—	(1.6)	—
Total revenue, expense and valuation adjustments attributable to members of Rinker Group Limited recognised directly in equity		189.6	0.8	(411.8)	(234.0)
Total changes in equity other than those resulting from transactions with owners as owners		485.2	298.1	15.0	289.2

Statutory Financial Information

Notes to the Consolidated Statement of Financial Performance

Year ended 31 March	Note	US$ million 2004	US$ million 2003	A$ million 2004	A$ million 2003
3.1. Other revenue and expenses from ordinary activities Revenue
Significant items	3.2	—	68.9	—	117.0
Disposal of property, plant and equipment and other assets		14.6	58.8	21.4	104.1
Disposal of investments and surplus assets(a)		14.8	65.5	20.0	112.8
Other		2.3	5.0	3.4	9.2
Total other revenue from ordinary activities		31.7	198.2	44.8	343.1

Expenses
Significant items	3.2	—	(23.1)	—	(38.4)
Disposal of property, plant and equipment and other assets		(11.1)	(45.4)	(16.5)	(75.4)
Disposal of investments and surplus assets(a)		(14.6)	—	(19.9)	—
Other		(17.6)	(2.2)	(24.1)	(3.8)
Total other expenses from ordinary activities		(43.3)	(70.7)	(60.5)	(117.6)

(a) Prior to the demerger certain controlled entities not relating to the continuing business were sold to other entities within the CSR Limited group.

3.2 Significant items

Demerger from CSR Limited

Demerger transaction revenue(a)	—	68.9	—	117.0
Demerger transaction costs(b)	—	(23.1)	—	(38.4)
Income tax benefit	—	4.7	—	7.8
	—	50.5	—	86.4

(a)               Revenues arising from transactions with CSR Limited to facilitate the demerger whilst Rinker Group Limited was a controlled entity of CSR Limited, including non-reciprocal contributions of assets.

(b)              Represents transaction costs associated with the demerger borne by entities within the Rinker group.

3.3. Depreciation, depletion and amortisation

Amounts incurred for depreciation, amortisation and depletion of
• deferred costs	11.5	9.5	16.6	16.8
• goodwill	56.5	46.9	81.3	82.6
• property, plant and equipment	161.7	131.1	232.5	231.2
• other intangibles	4.5	5.0	6.5	8.9
Total depreciation, depletion and amortisation	234.2	192.5	336.9	339.5

3.4 Other Disclosures in accordance with AASB 1018

Bad debts written off

• trade receivables	4.4	8.0	6.1	14.0

Statutory Financial Information

4.Consolidated Statement of Financial Position

Rinker Group Limited and its controlled entities

As at 31 March	US$ million 2004	US$ million 2003	A$ million 2004	A$ million 2003
Current assets
Cash assets	328.5	111.0	435.1	184.8
Cash available from CSR Limited(a)	—	153.3	—	255.3
Receivables	532.7	471.8	705.5	785.6
Inventories	263.9	233.2	349.5	388.2
Other current assets	60.6	22.6	80.2	37.6
Current assets	1,185.7	991.9	1,570.3	1,651.5

Non-current assets
Receivables	89.8	32.2	119.0	53.6
Inventories	42.1	46.4	55.7	77.3
Investments accounted for using the equity method	143.4	156.5	189.9	260.5
Other financial assets	13.5	8.9	17.8	14.8
Property, plant and equipment	1,715.7	1,601.7	2,271.8	2,666.8
Intangibles	838.8	896.5	1,110.7	1,492.7
Deferred income tax assets	60.2	60.7	79.7	101.1
Other non-current assets	40.8	46.0	54.0	76.6
Non-current assets	2,944.3	2,848.9	3,898.6	4,743.4
Total assets	4,130.0	3,840.8	5,468.9	6,394.9

Current liabilities
Payables	459.8	366.5	608.9	610.3
Interest-bearing liabilities	17.4	161.7	23.0	269.2
Income tax liabilities	57.7	10.2	76.4	17.0
Provisions	88.9	78.9	117.8	131.3
Current liabilities	623.8	617.3	826.1	1,027.8

Non-current liabilities
Payables	19.4	21.6	25.7	35.9
Interest-bearing liabilities	912.4	1,051.5	1,208.2	1,750.7
Deferred income tax liabilities	222.8	202.6	295.1	337.4
Provisions	71.0	63.6	94.0	105.9
Non-current liabilities	1,225.6	1,339.3	1,623.0	2,229.9
Total liabilities	1,849.4	1,956.6	2,449.1	3,257.7
Net assets	2,280.6	1,884.2	3,019.8	3,137.2

Equity
Contributed equity	1,497.1	1,496.5	2,286.2	2,285.4
Reserves	196.6	6.0	(304.3)	107.9
Retained profits	582.0	371.5	1,031.4	727.0
Equity attributable to members of Rinker Group Limited	2,275.7	1,874.0	3,013.3	3,120.3
Outside equity interests in controlled entities	4.9	10.2	6.5	16.9
Total equity	2,280.6	1,884.2	3,019.8	3,137.2

(a)               Cash held by CSR Limited as at 31 March 2003 was transferred on 2 April 2003 to settle Rinker Materials Corporation debt as part of the debt reorganisation on demerger.

Exhibit 2

Appendix 4E

Preliminary final report

Period ending 31 March 2004

Statutory Financial Information

5. Consolidated statement of cashflow

Rinker Group Limited and its controlled entities

	US$ million	US$ million	A$ million	A$ million
Year ended 31 March	2004	2003	2004	2003
Cash flows from operating activities
Receipts from customers	3,857.2	2,723.6	5,542.8	4,804.5
Payments to suppliers and employees	(3,102.7)	(2,172.6)	(4,472.9)	(3,836.9)
Dividends and distributions from associate entities	13.1	10.9	17.4	18.6
Interest received	10.7	1.3	15.0	2.3
Income taxes paid	(117.7)	(83.9)	(155.3)	(145.1)
Net cash from operating activities	660.6	479.3	947.0	843.4

Cash flows from investing activities
Purchase of property, plant and equipment and other non-current assets	(224.4)	(124.5)	(340.2)	(210.8)
Proceeds from sale of property, plant and equipment and other non-current assets	25.3	17.8	55.0	35.0
Purchase of controlled entities and businesses net of cash acquired	(36.0)	(531.9)	(49.2)	(971.8)
Proceeds from sale of interests in controlled entities and businesses	4.3	26.0	5.8	45.5
Loans and receivables advanced	(16.3)	(0.2)	(23.3)	(0.4)
Loans and receivables repaid	16.1	1.4	23.8	2.5
Net cash (used in) investing activities	(231.0)	(611.4)	(328.1)	(1,100.0)

Cash flows from financing activities
Net (repayments of) proceeds from borrowings	(297.9)	252.1	(455.5)	463.5
Cash received from CSR Limited	192.6	36.2	315.5	60.2
Dividends paid	(85.6)	(9.3)	(122.8)	(16.1)
Outside equity interest distributions	(1.4)	—	(1.8)	—
Proceeds from issue of shares	0.6	—	0.8	—
Interest and other finance costs paid	(53.0)	(51.4)	(75.0)	(89.5)
Net cash from (used in) financing activities	(244.7)	227.6	(338.8)	418.1

Net increase in cash held	184.9	95.5	280.1	161.5
Cash at the beginning of the financial year	111.0	14.9	184.8	28.1
Effects of exchange rate changes	32.6	0.6	(29.8)	(4.8)
Net cash at the end of the financial year	328.5	111.0	435.1	184.8

Reconciliation of net profit attributable to members of Rinker Group Limited to net cash from operating activities
Operating profit after tax attributable to members of Rinker Group Limited	295.6	297.3	426.8	523.2
Depreciation and amortisation	234.2	192.5	336.9	339.5
Transfer (from) provisions	(2.1)	(1.4)	(1.5)	(2.5)
Interest expense	54.6	61.6	78.9	108.3
Other loss (profit) from ordinary activities	11.6	(127.5)	15.7	(225.5)
Outside equity interests’ share of profit	1.1	2.3	1.5	4.2
(Increase) decrease in trade receivables and other current assets	(29.5)	18.9	(51.1)	33.3
(Increase) decrease in current inventories	(18.2)	1.8	(25.3)	3.3
Increase in trade payables	107.9	14.9	138.4	26.2
Net change in tax balances	31.2	23.5	60.9	41.5
Other	(25.8)	(4.6)	(34.2)	(8.1)
Net cash from operating activities	660.6	479.3	947.0	843.4

6. Details of individual and total dividends and dividend payments

6.1	Date the final dividend, if any, is payable	2 July 2004

6.2	Record date to determine entitlements to the dividend	11 June 2004

6.3	Has the dividend been declared?	Yes

6.4	Individual dividends per security

	Date dividend is payable	Amount per security	Franked amount per security at 30% tax	Amount per security of foreign source dividend

Final dividend
Current Year	2 July 2004	8 cents (A$)	100%	Nil
Previous Year	3 July 2003	7 cents (A$)	70%	Nil

Interim dividend
Current Year	15 December 2003	6 cents (A$)	100%	Nil
Previous Year	N/A	N/A	N/A	Nil

7. Dividend Reinvestment Plan

The dividend re-investment plans shown below are in operation.

Rinker Group Limited does not have a dividend reinvestment plan

The last date(s) for receipt of election notices for the divident re-investment plans                                         N/A

Any other disclosures in relation to dividends (distributions)

Holders of Rinker American Depository Receipts (ADR’s) in the United States, which each represent 10 Rinker ordinary shares, will receive a dividend equivalent to 80 Australian cents per ADR, or ten times the final dividend per ordinary share noted above.

8. Statement of retained earnings showing movements

	Current period	US$ million	Current period	A$ million
Retained profits at the beginning of the financial period		371.5		727.0

Net profit attributable to members of Rinker Group Limited		295.6		426.8

Adjustment to opening retained earnings on adoption of revised AASB1028 “Employee Benefits”		(1.0)		(1.6)

Transfer from foreign currency translation reserve on disposal of subsidiaries		—		2.0

Dividends paid		(84.1)		(122.8)

Retained profits at the end of the financial period		582.0		1,031.4

9. Net tangible assets per security (NTA)

	Current period		Previous corresponding period
	US$	A$	US$	A$

Net tangible asset backing per ordinary share	1.53	2.02	1.05	1.74

10. Details of entities over which control has been gained or lost during the period

On 1 June 2003, the Rinker group’s 50% interest in its associated company, Australian Cement Holdings Pty Limited, was reduced to 25% after this business was merged with Queensland Cement Limited. The entity was then renamed Cement Australia Holdings Pty Ltd.  The Rinker group also has a 25% interest in the Cement Australian Partnership, formed during the year.  The results recorded during the year as a consequence of this transaction did not impact consolidated net profit by more than 5%, compared to the previous corresponding year.  The results for these entities are shown at section 11, below.

No controlled entities were acquired or disposed of during the period that increased or decreased consolidated net profit by more than 5% compared to the previous corresponding year.

11. Details of associates and joint venture entities

	Reporting entities percentage holding		Contribution to Net profit/(loss)
		Previous	Current Period		Previous corresponding period
Name of associate/joint venture	Current Period	corresponding period	US$ million	A$ million	US$ million	A$ million
Cement Australia Pty Ltd (formerly Australian Cement Holdings Pty Ltd)	25%	50%	0.4	1.1	3.0	5.1
Other immaterial associates			2.4	3.8	6.4	11.2
Associates			2.8	4.9	9.4	16.3

Cement Australia Partnership	25%	0%	13.2	17.8	—	—
Other immaterial partnerships			(1.0)	(0.7)	0.5	0.9
Partnerships			12.2	17.1	0.5	0.9
Total associate entities			15.0	22.0	9.9	17.2

Group’s aggregate share of associates’ and joint venture entities’ profits/(losses) (where applicable):

	US$ million		A$ million
	2004	2003	2004	2003
Profit from ordinary activities before income tax	15.7	14.9	23.0	26.1

Income tax on ordinary activities	(0.7)	(5.0)	(1.0)	(8.9)

Profit from ordinary activities after tax	15.0	9.9	22.0	17.2

Extraordinary items net of tax	—	—	—	—

Net profit	15.0	9.9	22.0	17.2

Adjustments	—	—	—	—

Share of net profit of associates and joint venture entites	15.0	9.9	22.0	17.2

12. Other significant information

Details of any other significant information needed by an investor to make an informed assessment of the entity’s financial performance and financial position

Presentation of information in US dollars

The directors believe that the best measure of performance for Rinker Materials Corporation (“Rinker Materials”) in the US and Readymix Holdings Pty Limited (“Readymix”) in Australia is in their respective local currency inasmuch as each generates all revenue and incurs all costs in that local currency. There are virtually no movements of currency between US dollars (“US$”) and Australian dollars (“A$”) that result in realised exchange gains or losses. The business activity in Australia is currently generating adequate cash flow and franking credits to service the current level of Australian dollar dividends. As a result, the only impact of changes in the US dollar/Australian dollar exchange rate is one of accounting translation for financial reporting purposes.

Rinker Materials’ US dollar denominated performance represents approximately 80% of the total Rinker result. Consequently, the directors believe US dollar reporting represents the best measure of overall Rinker group performance. As a result, information has been provided in US dollars in addition to Australian dollars.

13. Accounting standards used in compiling this report

This report has been prepared in accordance with Australian Accounting Standards and other mandatory professional reporting requirements.

14. Commentary on the results for the period

Commentary on the results for the period is set out in the attached News Release.

14.1 Earning per security (EPS)

	Current period		Previous corresponding period
	US$ million	A$ million	US$ million	A$ million

Net Profit attributable to members of Rinker Group Limited:	295.6	426.8	297.3	523.2
Adjustments:
None	—	—	—	—

Earnings used in calculating basic earning per share	295.6	426.8	297.3	523.2

	Current period Number of shares	Previous corresponding period Number of shares

Weighted average number of ordinary shares used in calculating basic earnings per share	944,860,494	1,690

	Curent Period		Previous corresponding period
	US$ cents	A$ cents	US$’000	A$’000
Basic earnings per share and diluted earnings per share (a)

Cents per share	31.3	45.2
Thousands of dollars per share			175.9	309.6

(a)          On 11 April 2004, Rinker Group Limited issued the 944,668,106 shares arising on demerger to CSR Limtied shareholders.  Earnings per share for the year ended 31 March 2003 is based on the 1,690 shares on issue prior to the demerger.

15. Unaudited Pro Forma Financial Information

Introduction

The demerger of Rinker occurred following an order of the Federal Court made on 28 March 2003.  Rinker’s shares were first traded on the Australian Stock Exchange on 31 March 2003.  In anticipation of Rinker’s demerger from CSR, a number of businesses were transferred between Rinker and CSR during the year ended 31 March 2003.

The results for the year ended 31 March 2004 represent the actual results of Rinker group for the period.  The results of the Rinker group as a statutory entity during the prior comparative period, the year ended 31 March 2003, do not reflect the businesses that comprised the Rinker group on demerger. Accordingly, unaudited pro forma financial information has been prepared for the year ended 31 March 2003.  In comparing the results for the financial year ended 31 March 2004 with the results for the financial year ended 31 March 2003, the directors believe it is meaningful for readers of this to make that comparison using the unaudited pro forma financial information for the year ended 31 March 2003.  That unaudited pro forma financial information is set out starting below.

Basis of Preparation of Unaudited Pro Forma Financial Information

The unaudited pro forma financial information for the year ended 31 March 2003 was prepared on a carve-out basis and includes the statements of financial performance, financial position and cash flows of Rinker group companies’ United States businesses and of the Readymix businesses that were transferred to Rinker from CSR prior to the demerger. These financial statements have been prepared from historical accounting records of CSR and present all of the operations of the businesses as if Rinker had been a separate economic entity during the year ended 31 March 2003.

The Combined Statement of Financial Performance for the year ended 31 March 2003 includes general corporate overhead expenses related to corporate headquarters and common support divisions of CSR which have been estimated based on amounts previously incurred by CSR, less those amounts considered specific to the remaining businesses of CSR. Management believes this allocation basis is a reasonable reflection of the utilisation of services by Rinker. The allocated costs, while reasonable, may not necessarily be indicative of the costs that would have been incurred by Rinker if Rinker had performed these functions or received services as a stand-alone entity. Following the demerger, Rinker performed these functions using its own resources or purchased services and was responsible for the costs and expenses associated with the management of a public company.

During the year ended 31 March 2003, Rinker Materials Corporation, a controlled entity of Rinker, held external debt. In addition, other financing was obtained through CSR or CSR Finance Limited, a 100% owned subsidiary of CSR. Other businesses, previously owned by CSR and now owned by Rinker were funded through equity contributions. The Combined Statement of Financial Performance includes the interest expense associated with the external debt and interest-bearing intercompany debt held during the year. The Combined Statement of Financial Performance does not include any interest expense on non-interest bearing intercompany debt.

15.1 Unaudited pro forma combined statement of financial performance

Rinker Group Limited and its controlled entities

		Actual	Unaudited Pro Forma	Actual	Unaudited Pro Forma
		US$ million	US$ million	A$ million	A$ million
Year ended 31 March	Note	2004	2003	2004	2003
Trading revenue - sale of goods		3,706.2	2,955.5	5,339.5	5,231.7
Cost of sales		(2,158.4)	(1,766.0)	(3,110.0)	(3,125.5)
Warehouse and distribution costs		(690.8)	(526.9)	(994.1)	(932.2)
Selling, general and administrative costs		(367.8)	(303.4)	(528.6)	(537.4)
Share of partnership net income (loss)		12.1	(0.1)	17.1	(0.3)
Share of associate entities net profit		2.9	13.8	4.9	24.6
Operating profit		504.2	372.9	728.8	660.9
Other revenue from ordinary activities	3.1	31.7	73.5	44.8	129.7
Other expenses from ordinary activities	3.1	(43.3)	(52.7)	(60.5)	(92.7)
Dividend income from others		0.1	0.1	0.2	0.2

Profit from ordinary activities before finance and income tax expense		492.7	393.8	713.3	698.1
Interest income		11.7	0.3	16.4	0.6
Borrowing costs		(58.9)	(59.3)	(85.2)	(104.9)

Profit from ordinary activities before income tax expense		445.5	334.8	644.5	593.8
Income tax expense relating to ordinary activities		(148.8)	(116.8)	(216.2)	(208.1)
Net profit		296.7	218.0	428.3	385.7
Net profit attributable to outside equity interests		(1.1)	(2.3)	(1.5)	(4.1)
Net profit attributable to members of Rinker Group Limited		295.6	215.7	426.8	381.6

(A$ and US$ cents)
Basic earnings per share and diluted earnings per share based
on net profit attributable to members of Rinker Group Limited		31.3	22.8	45.2	40.4

Weighted average number of shares outstanding		944,860,494	944,669,796	944,860,494	944,669,796

Notes to the unaudited pro forma combined statement of financial performance

	Actual	Unaudited Pro Forma	Actual	Unaudited Pro Forma
	US$ million	US$ million	A$ million	A$ million
Year ended 31 March	2004	2003	2004	2003
15.2 Other revenue and expenses from ordinary activities
Revenue
Disposal of property, plant and equipment and other assets	29.4	69.7	41.4	122.9
Other	2.3	3.8	3.4	6.8
Total other revenue from ordinary activities	31.7	73.5	44.8	129.7

Expenses
Disposal of property, plant and equipment and other assets	(35.4)	(51.0)	(50.4)	(89.7)
Other restructure and rationalisation costs	—	(0.3)	—	(0.5)
Other	(7.9)	(1.4)	(10.1)	(2.5)
Total other expenses from ordinary activities	(43.3)	(52.7)	(60.5)	(92.7)

15.3 Depreciation, depletion and amortisation
Amounts incurred for depreciation, amortisation and depletion of
• deferred costs	11.5	11.4	16.6	20.1
• goodwill	56.5	47.1	81.3	83.0
• property, plant and equipment	161.7	146.9	232.5	259.7
• other intangibles	4.5	5.2	6.5	9.2
Total depreciation, depletion and amortisation	234.2	210.6	336.9	372.0

15.4 Other Disclosures in accordance with AASB 1018
Bad debts written off
• trade receivables	4.4	8.0	6.1	14.0

16.1 Consolidated statement of financial position

Rinker Group Limited and its controlled entities

	Actual	Actual	Actual	Actual
	US$ million	US$ million	A$ million	A$ million
As at 31 March	2004	2003	2004	2003

Current assets
Cash assets	328.5	111.0	435.1	184.8
Cash available from CSR Limited	—	153.3	—	255.3
Receivables	532.7	471.8	705.5	785.6
Inventories	263.9	233.2	349.5	388.2
Other current assets	60.6	22.6	80.2	37.6

Current assets	1,185.7	991.9	1,570.3	1,651.5

Non-current assets
Receivables	89.8	32.2	119.0	53.6
Inventories	42.1	46.4	55.7	77.3
Investments accounted for using the equity method	143.4	156.5	189.9	260.5
Other financial assets	13.5	8.9	17.8	14.8
Property, plant and equipment	1,715.7	1,601.7	2,271.8	2,666.8
Intangibles	838.8	896.5	1,110.7	1,492.7
Deferred income tax assets	60.2	60.7	79.7	101.1
Other non-current assets	40.8	46.0	54.0	76.6

Non-current assets	2,944.3	2,848.9	3,898.6	4,743.4

Total assets	4,130.0	3,840.8	5,468.9	6,394.9

Current liabilities
Payables	459.8	366.5	608.9	610.3
Interest-bearing liabilities	17.4	161.7	23.0	269.2
Income tax liabilities	57.7	10.2	76.4	17.0
Provisions	88.9	78.9	117.8	131.3

Current liabilities	623.8	617.3	826.1	1,027.8

Non-current liabilities
Payables	19.4	21.6	25.7	35.9
Interest-bearing liabilities	912.4	1,051.5	1,208.2	1,750.7
Deferred income tax liabilities	222.8	202.6	295.1	337.4
Provisions	71.0	63.6	94.0	105.9

Non-current liabilities	1,225.6	1,339.3	1,623.0	2,229.9

Total liabilities	1,849.4	1,956.6	2,449.1	3,257.7

Net assets	2,280.6	1,884.2	3,019.8	3,137.2

Equity
Contributed equity	1,497.1	1,496.5	2,286.2	2,285.4
Reserves	196.6	6.0	(304.3)	107.9
Retained profits	582.0	371.5	1,031.4	727.0
Equity attributable to members of Rinker Group Limited	2,275.7	1,874.0	3,013.3	3,120.3
Outside equity interests in controlled entities	4.9	10.2	6.5	16.9
Total equity	2,280.6	1,884.2	3,019.8	3,137.2

17. Unaudited pro forma combined statement of cashflows

Rinker Group Limited and its controlled entities

Year ended 31 March	Actual US$ million 2004	Unaudited Pro Forma US$ million 2003	Actual A$ million 2004	Unaudited Pro Forma A$ million 2003
Cash flows from operating activities
Receipts from customers	3,857.2	3,032.9	5,542.8	5,364.8
Payments to suppliers and employees	(3,102.7)	(2,439.3)	(4,472.9)	(4,314.6)
Dividends and distributions from associate entities	13.1	19.7	17.4	34.1
Interest received	10.7	0.6	15.0	1.2
Income taxes paid	(117.7)	(99.6)	(155.3)	(172.8)
Net cash from operating activities	660.6	514.3	947.0	912.7

Cash flows from investing activities
Purchase of property, plant and equipment and other non-current assets	(224.4)	(129.2)	(340.2)	(233.5)
Proceeds from sale of property, plant and equipment and other non-current assets	25.3	43.7	55.0	77.6
Purchase of controlled entities and businesses net of cash acquired	(36.0)	(531.9)	(49.2)	(971.8)
Proceeds from sale of interests in controlled entities and businesses	4.3	26.0	5.8	45.5
Loans and receivables advanced	(16.3)	(2.3)	(23.3)	(3.9)
Loans and receivables repaid	16.1	1.2	23.8	2.5
Net cash (used in) from investing activities	(231.0)	(592.5)	(328.1)	(1,083.6)

Cash flows from financing activities
Net (repayments of) proceeds from borrowings	(297.9)	223.7	(455.5)	422.2
Cash received from CSR Limited	192.6	—	315.5	—
Dividends paid	(85.6)	—	(122.8)	—
Outside equity interest distributions	(1.4)	—	(1.8)	—
Proceeds from issue of shares	0.6	—	0.8	—
Interest and other finance costs paid	(53.0)	(51.0)	(75.0)	(89.6)
Net cash (used in) from financing activities	(244.7)	172.7	(338.8)	332.6

Net increase in cash held	184.9	94.5	280.1	161.7
Cash at the beginning of the financial year	111.0	14.8	184.8	28.0
Effects of exchange rate changes	32.6	1.7	(29.8)	(4.9)
Net cash at the end of the financial year	328.5	111.0	435.1	184.8

Reconciliation of net profit attributable to members of Rinker Group Limited to net cash from operating activities
Operating profit after tax attributable to members of Rinker Group Limited	295.6	215.7	426.8	381.6
Depreciation and amortisation	234.2	210.6	336.9	372.0
Transfer (from) to provisions	(2.1)	(0.2)	(1.5)	(0.3)
Interest expense	54.6	49.3	78.9	87.1
Other loss (profit) from ordinary activities	11.6	(20.8)	15.7	(37.0)
Outside equity interests’ share of profit	1.1	2.3	1.5	4.1
(Increase) decrease in trade receivables and other current assets	(29.5)	1.1	(51.1)	1.7
(Increase) decrease in current inventories	(18.2)	2.8	(25.3)	4.9
Increase in trade payables	107.9	12.3	138.4	22.6
Net change in tax balances	31.2	16.3	60.9	30.0
Other	(25.8)	24.9	(34.2)	46.0
Net cash from operating activities	660.6	514.3	947.0	912.7

18. Unaudited pro forma segment results

	Profit from ordinary activities before income tax		Income tax		Outside equity interests		Net Profit
US $ million Year ended 31 March	Actual 2004	Unaudited Pro Forma 2003	Actual 2004	Unaudited Pro Forma 2003	Actual 2004	Unaudited Pro Forma 2003	Actual 2004	Unaudited Pro Forma 2003

Rinker Materials
Aggregates	138.2	104.0	(46.9)	(37.9)	(0.1)	—	91.2	66.1
Cement	95.5	86.8	(36.8)	(36.6)	—	—	58.7	50.2
Concrete, block, asphalt	116.4	85.8	(45.8)	(33.7)	(0.1)	(0.1)	70.5	52.0
Concrete pipe and products	53.1	60.1	(21.5)	(23.7)	—	—	31.6	36.4
Other	(11.4)	(3.1)	7.3	0.4	(0.9)	(1.2)	(5.0)	(3.9)
Total Rinker Materials	391.8	333.6	(143.7)	(131.5)	(1.1)	(1.3)	247.0	200.8
Readymix	110.1	67.8	(29.5)	(13.6)	—	(1.1)	80.6	53.1
Segment totals	501.9	401.4	(173.2)	(145.1)	(1.1)	(2.4)	327.6	253.9
Corporate	(9.2)	(7.6)	2.6	2.3	—	—	(6.6)	(5.3)
Group total	492.7	393.8	(170.6)	(142.8)	(1.1)	(2.4)	321.0	248.6
Net finance	(47.2)	(59.0)	21.8	26.0	—	0.1	(25.4)	(32.9)
Combined Rinker Group Limited	445.5	334.8	(148.8)	(116.8)	(1.1)	(2.3)	295.6	215.7

A$ million
Rinker Materials
Aggregates	200.9	185.4	(68.2)	(67.4)	(0.1)	—	132.6	118.0
Cement	137.6	153.5	(52.9)	(64.8)	—	—	84.7	88.7
Concrete, block, asphalt	166.9	151.3	(65.7)	(59.7)	(0.2)	(0.3)	101.0	91.3
Concrete pipe and products	78.6	107.6	(31.7)	(42.3)	—	—	46.9	65.3
Other	(16.0)	(5.8)	9.7	1.0	(1.2)	(2.0)	(7.5)	(6.8)
Total Rinker Materials	568.0	592.0	(208.8)	(233.2)	(1.5)	(2.3)	357.7	356.5
Readymix	158.3	119.5	(42.6)	(25.4)	—	(2.1)	115.7	92.0
Segment totals	726.3	711.5	(251.4)	(258.6)	(1.5)	(4.4)	473.4	448.5
Corporate	(13.0)	(13.4)	3.7	4.0	—	—	(9.3)	(9.4)
Group total	713.3	698.1	(247.7)	(254.6)	(1.5)	(4.4)	464.1	439.1
Net finance	(68.8)	(104.3)	31.5	46.5	—	0.3	(37.3)	(57.5)
Combined Rinker Group Limited	644.5	593.8	(216.2)	(208.1)	(1.5)	(4.1)	426.8	381.6

18.1  Unaudited pro forma segment results

Total Revenue(a) Year Ended 31 March	Actual US$ million 2004	Unaudited Pro Forma US$ million 2003	Actual A$ million 2004	Unaudited Pro Forma A$ million 2003
Rinker Materials
Aggregates	806.4	632.1	1,163.3	1,120.5
Cement	378.3	327.3	544.3	581.4
Concrete, block, asphalt	1,367.8	1,014.2	1,972.8	1,792.6
Concrete pipe and products	423.3	456.2	614.3	810.8
Other	421.1	420.1	605.5	746.2
Eliminations	(509.0)	(414.0)	(733.6)	(740.4)
Total Rinker Materials	2,887.9	2,435.9	4,166.6	4,311.1
Readymix	850.1	593.2	1,217.9	1,050.5
Segment totals	3,738.0	3,029.1	5,384.5	5,361.6
Net finance	11.7	0.3	16.4	0.6
Combined Rinker Group Limited	3,749.7	3,029.4	5,400.9	5,362.2

(a) Excludes net profit from equity accounted for investments in associate entities.

Trading Revenue
Rinker Materials
Aggregates	802.6	626.0	1,157.7	1,108.6
Cement	377.0	327.2	542.5	579.2
Concrete, block, asphalt	1,365.0	1,010.1	1,968.8	1,782.8
Concrete pipe and products	421.4	437.0	611.5	777.2
Other	410.6	396.6	591.6	703.5
Eliminations	(509.0)	(413.9)	(733.6)	(733.7)
Total Rinker Materials	2,867.6	2,383.0	4,138.5	4,217.6
Readymix	838.6	572.5	1,201.0	1,014.1
Segment totals	3,706.2	2,955.5	5,339.5	5,231.7

EBITDA
Rinker Materials
Aggregates	207.7	163.3	300.8	290.0
Cement	116.9	107.5	168.4	190.1
Concrete, block, asphalt	170.5	128.2	244.7	226.0
Concrete pipe and products	85.1	92.5	124.7	164.9
Other	10.4	22.4	15.6	39.3
Total Rinker Materials	590.6	513.9	854.2	910.3
Readymix	145.5	98.1	209.0	173.2
Segment totals	736.1	612.0	1,063.2	1,083.5
Corporate	(9.2)	(7.6)	(13.0)	(13.4)
Combined Rinker Group Limited	726.9	604.4	1,050.2	1,070.1

	EBITDA Margin(c)		EBIT Margin(b)
Margin Year Ended 31 March	Unaudited Actual 2004	Unaudited Pro Forma 2003	Actual 2004	Pro Forma 2003
Rinker Materials
Aggregates	25.9%	26.1%	17.4%	16.7%
Cement	31.0%	32.9%	25.4%	26.5%
Concrete, block, asphalt	12.5%	12.7%	8.5%	8.5%
Concrete pipe and products	20.2%	21.2%	12.9%	13.8%
Other	2.5%	5.6%	(2.7)%	(0.8)%
Total Rinker Materials	20.6%	21.6%	13.7%	14.0%
Readymix	17.4%	17.1%	13.2%	11.8%
Segment totals	19.9%	20.7%	13.6%	13.6%
Corporate	—	—	—	—
Combined Rinker Group Limited	19.6%	20.5%	13.4%	13.3%

(b)  EBIT Margin represents Profit from Ordinary Activities before Income Tax and Net Finance Expense divided by Trading Revenue.

(c)  EBITDA Margin represents Earnings before Interest, Tax, Depreciation and Amortisation divided by Trading Revenue.

19. Statements in relation to accounts and audit

19.1	This report is based on accounts to which one of the following applies

	☒	The accounts have been audited. ☐	The accounts have been subject to review

	☐	The accounts are in the process of being audited or subject to review ☐	The accounts have not yet been audited or reviewed.

19.2	If the accounts have not yet been audited or subject to review and are likely to be subject to dispute or qualification, a description of the likely dispute or qualification.
N/A

19.3	If the accounts have been audited or subject to review and are subject to dispute or qualification, a description of the likely dispute or qualification.
N/A

	Sign here:	Date:	25 May 2004

	Print name:	John Morschel
Chairman

	Sign here:	Date:	25 May 2004

	Print name:	David Clarke
Managing Director